As filed with the Securities and Exchange Commission on November 21, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STRATA CRITICAL MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1890381
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

31 Hudson Yards, 14th Floor

New York, NY 10001

(585) 301-1762

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Strata Critical Medical, Inc. 2021 Omnibus Incentive Plan

(f/k/a Blade Air Mobility, Inc. 2021 Omnibus Incentive Plan)

(Full title of the plan)

Melissa M. Tomkiel

Co-Chief Executive Officer and General Counsel
31 Hudson Yards, 14th Floor

New York, NY 10001

(585) 301-1762

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

William B. Brentani

Kelli Schultz-Panas

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

Tel: (650) 251-5000

Fax: (650) 251-5002

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 12,104,544 shares of Common Stock, par value $0.0001 per share (“Common Stock”), of Strata Critical Medical, Inc. (the “Company”) reserved for issuance under the Strata Critical Medical, Inc. 2021 Omnibus Incentive Plan (f/k/a the Blade Air Mobility, Inc. 2021 Omnibus Incentive Plan) (the “Incentive Plan”). These additional shares of Common Stock are additional securities of the same class as other securities for which registration statements (File Nos. 333-257921 and 333-277330, respectively) on Form S-8 were filed with the Securities and Exchange Commission (the “Commission”) on July 15, 2021 and February 23, 2024, respectively (together, the “Prior Registration Statements”). The shares of Common Stock registered by this Registration Statement consist of: (i) 3,970,951 additional shares of Common Stock that have become reserved for issuance as a result of the operation of the “evergreen” provision of the Incentive Plan, which provides that an additional number of shares will automatically be added to the shares authorized for issuance under the Incentive Plan on January 1 of each year (beginning January 1, 2022) (such additional shares, “Evergreen Shares”); (ii) 709,933 additional shares of Common Stock that have become reserved for issuance by operation of Section 5(b) of the Incentive Plan, which provides that shares of Common Stock underlying awards outstanding under the Fly Blade, Inc. 2015 Equity Incentive Plan that, on or after the effective date of the Incentive Plan, expire or are canceled, forfeited, terminated, settled in cash or otherwise settled without issuance to the holder thereof will automatically be added to the shares authorized for issuance under the Incentive Plan; and (iii) 7,423,660 shares of Common Stock that have become available for issuance by operation of Section 5(c) of the Incentive Plan, which provides that shares of Common Stock underlying awards issued under the Incentive Plan that expire or are canceled, forfeited, terminated, settled in cash, surrendered in payment of any exercise or taxes relating to such award or are otherwise settled without issuance to the holder thereof will again be available for grant under the Incentive Plan. The number of Evergreen Shares added each year will equal the least of: (i) 4,653,484 shares, (ii) 5% of the outstanding shares on the immediately preceding December 31 or (iii) such amount as determined by the Registrant’s Board of Directors.

Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated by reference into this Registration Statement, to the extent not modified or superseded hereby or by any subsequently filed document which is incorporated by reference herein or therein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 13, 2025 (the “Form 10-K”);

(b)	The Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 24, 2025;

(c)	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended: March 31, 2025, filed with the Commission on May 12, 2025; June 30, 2025, filed with the Commission on August 5, 2025; and September 30, 2025, filed with the Commission on November 10, 2025;

(d)	The Company’s Current Reports on Form 8-K filed with the Commission on May 8, 2025, August 4, 2025 (only with respect to Items 1.01 and 5.02 and Exhibits 2.1 and 10.1 of Item 9.01), August 29, 2025 (only with respect to Items 1.01, 2.01, 5.02, 5.03 and 8.01 and Exhibits 3.1, 3.2, 3.3, 10.1, 10.2 and 99.1 of Item 9.01) and September 16, 2025 (only with respect to Items 1.01, 2.01 and 3.02 and Exhibit 2.1 of Item 9.01) and Current Reports on Form 8-K/A filed with the Commission on August 29, 2025 and September 12, 2025;

(e)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Company’s 10-K referred to in (a) above, excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Item; and

(f)	The description of the Company’s securities contained in Exhibit 4.4 of the Company's 10-K referred to in (a) above, including any amendment or report filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document

4.1	Second Amended and Restated Certificate of Incorporation of Strata Critical Medical, Inc. (f/k/a Blade Air Mobility, Inc.) (incorporated by reference to Exhibit 3.1 of the Form 8-K (file number 001-39046) filed on May 13, 2021)

4.2	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Blade Air Mobility, Inc. (incorporated by reference to Exhibit 3.1 of the Form 8-K (file number 001-39046) filed on August 29, 2025)

4.3	Amended and Restated Bylaws of Strata Critical Medical, Inc. (incorporated by reference to Exhibit 3.2 of the Form 8-K (file number 001-39046) filed on August 29, 2025)

4.4*	Strata Critical Medical, Inc. 2021 Omnibus Incentive Plan (f/k/a Blade Air Mobility, Inc. 2021 Omnibus Incentive Plan)

5.1*	Opinion of Simpson Thacher & Bartlett LLP

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Marcum LLP

23.3*	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)

24.1*	Powers of Attorney (included in the signature pages to this Registration Statement)

107.1*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 21, 2025.

STRATA CRITICAL MEDICAL, INC.

By:	/s/ Melissa Tomkiel
Name:	Melissa Tomkiel
Title:	Co-Chief Executive Officer and General Counsel

By:	/s/ William Heyburn
Name:	William Heyburn
Title:	Co-Chief Executive Officer and Chief Financial Officer

The undersigned directors and officers of Strata Critical Medical, Inc. hereby constitute and appoint William A. Heyburn and Melissa M. Tomkiel and each of them, either of whom may act without joinder of the other, the individual’s true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post effective amendments to the Registration Statement and all other documents in connection therewith to be filed with the SEC, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys in fact as agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereto.

Pursuant to the requirements of the Securities Act, this registration statement and power of attorney have been signed by the following persons in the capacities indicated on November 21, 2025.

Signature	Title	Date
/s/ Melissa Tomkiel	Co-Chief Executive Officer, General Counsel and Director	November 21, 2025
Melissa Tomkiel	(Co-Principal Executive Officer)

/s/ William Heyburn	Co-Chief Executive Officer, Chief Financial Officer and Director	November 21, 2025
William Heyburn	(Co-Principal Executive Officer and Principal Financial Officer)

/s/ Amir Cohen	Chief Accounting Officer	November 21, 2025
Amir Cohen	(Principal Accounting Officer)

/s/ Robert Wiesenthal	Chairman of the Board	November 21, 2025
Robert Wiesenthal

/s/ Eric Affeldt	Lead Independent Director	November 21, 2025
Eric Affeldt

/s/ Reginald Love	Director	November 21, 2025
Reginald Love